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                                                                    EXHIBIT 12.1

                                 FDX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                                                 Six Months Ended
                                                                  Year Ended May 31,                                November 30,
                                              1994         1995          1996         1997         1998           1997       1998
                                           ---------    ----------    ----------   ---------    ----------     ---------   --------
                                                           (In thousands, except ratios)

Earnings:
   Income before income taxes.............  $540,131    $  693,564    $  702,094    $425,865    $  899,518      $541,505   $567,752
   Add back:
     Interest expense, net of
       capitalized interest...............   152,170       130,923       109,249     110,080       135,696        66,498     54,606
     Amortization of debt
       issuance costs.....................     2,860         2,493         1,628       1,328         1,481           679        431
     Portion of rent expense
       representative of
       interest factor....................   288,716       333,971       393,775     439,729       508,325       246,350    279,980
                                            --------    ----------    ----------    --------    ----------      --------   --------

   Earnings as adjusted...................  $983,877    $1,160,951    $1,206,746    $977,002    $1,545,020      $855,032   $902,769
                                            ========    ==========    ==========    ========    ==========      ========   ========

Fixed Charges:
   Interest expense, net of
     capitalized interest.................  $152,170    $  130,923    $  109,249    $110,080    $  135,696      $ 66,498   $ 54,606
   Capitalized interest...................    29,738        27,381        44,654      45,717        33,009        16,953     20,960
   Amortization of debt
     issuance costs.......................     2,860         2,493         1,628       1,328         1,481           679        431
   Portion of rent expense
     representative of
     interest factor......................   288,716       333,971       393,775     439,729       508,325       246,350    279,980
                                            --------    ----------    ----------    --------    ----------      --------   --------

                                            $473,484    $  494,768    $  549,306    $596,854    $  678,511      $330,480   $355,977
                                            ========    ==========    ==========    ========    ==========      ========   ========

   Ratio of Earnings to Fixed Charges.....       2.1           2.3           2.2         1.6           2.3           2.6        2.5
                                            ========    ==========    ==========    ========    ==========      ========   ========

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